OptimizeRx Announces Appointment of Dr. Jack T. Pinney, M.D. to Board of Directors

ROCHESTER, MI -- (Marketwired) -- 08/14/14 -- OPTIMIZERx Corp. (OTCQB: OPRX) announced today that Dr. Jack Pinney has joined its Board of Directors.

Dr. Pinney is a Board certified Family Physician with additional board certification in Sports Medicine. He is also an Assistant Clinical Professor of Family Medicine at Michigan State University College of Human Medicine, as well as Medical Director of Wellsport at MidMichigan Health Medical Center. In his role as an Assistant Clinical Professor Dr. Pinney teaches and mentors both Family Medicine Resident Physicians and medical students and won the Robert E. Bowsher award for clinical teaching in 2010. Dr. Pinney’s broad based medical knowledge and extensive experience in physician practice will bring an important user perspective to our Board of Directors. Dr. Pinney is graduate of the Wayne State University School of Medicine and the Family Practice Residency Program at MidMichigan Regional Medical Center.

“I am excited to have the opportunity to serve on the Board of OPRX and help to explore the many ways in which this platform can effectively assist health care providers in efficiently accessing patient savings and support program for their patients, thereby improving adherence and overall patient outcomes,” said Dr. Pinney.

“We look forward to having Dr. Pinney work with us to better understand how we can help more healthcare providers utilize our automated access to needed information and support for their practice and patients,” said Dave Harrell, CEO of OptimizeRx Corporation.

About OptimizeRx Corp
OPTIMIZERx Corp. (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand patient awareness, access and adherence to their medications. For more information, please go to www.optimizerxcorp.com or www.samplemd.com.

'SAFE HARBOR'
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Contact:

OptimizeRx
Doug Baker

dbaker@samplemd.com
248-651-6568 x807

Capital Markets Advisor

Merriman Capital, Inc. *

Douglas Rogers, Managing Director

Head of Capital Markets Advisory Group

drogers@merrimanco.com

415-248-5612

*Member FINRA / SIPC